UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 20, 2006

STEN Corporation

(Exact name of Registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

0-18785	41-1391803
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Blvd.,

Suite 310

Wayzata, Minnesota 55305

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (763) 755-9516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3-9 are not applicable and therefore omitted.

Item  2.01              Completion of Acquisition or Disposition of Assets.

As previously disclosed, STEN Corporation (the “Company”) entered into a Commercial Real Property Sales Contract (the “Agreement”) dated December 19, 2005 with Robert Nichols Enterprises, Inc. (“Nichols Enterprises”) for the purchase by the Company of certain real property located in Jacksonville, Texas that the Company leased for use in its contract manufacturing business.  The property in Jacksonville, Texas is a 30,000 square foot, ISO 9002-certified manufacturing facility.

On January 20, 2006, the Company closed the transactions contemplated by the Agreement and purchased the Jacksonville, Texas property from Nichols Enterprises for $675,000 in cash, of which $5,000 was previously paid as earnest money.  The Company used a portion of the proceeds from the sale on January 11, 2006 of its Ham Lake, Minnesota property to pay the purchase price for the Jacksonville, Texas property in a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended.  The consideration for the sale was determined through arm’s-length negotiations between the Company and Nichols Enterprises.  In connection with the purchase of the Jacksonville, Texas property, the lease relating to the property was merged as a matter of law when ownership of the property was transferred to the Company.  Other than in respect of the transactions contemplated by the Agreement, there are no relationships between the Company, its affiliates or any director or officer of the Company and Nichols Enterprises.  The Company will continue to use the property in its contract manufacturing business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEN CORPORATION

	By:	/s/ Mark Buckrey
Mark Buckrey
Chief Financial Officer

Dated: January 25, 2006